Exhibit 99.1

Chrysler Group LLC Reports June 2012 U.S. Sales Increased 20 Percent; Best

June Sales in Five Years

•	Best June sales since 2007

•	27th-consecutive month of year-over-year sales gains

•	Second-quarter sales up 24 percent versus same period last year

•	Chrysler, Jeep®, Dodge, Ram Truck, and FIAT brands each post sales increases in June compared with same month a year ago

•	FIAT brand sets sales record for fifth-consecutive month

•	First-half FIAT brand sales surpass total sales in 2011

•	All-new 2013 Dodge Dart compact car begins arriving in dealership showrooms

•	Chrysler brand sales up 63 percent; best June sales since 2008

•	Chrysler 200 mid-size sedan sets sales record for month of June

•	Chrysler 300 flagship sedan posts lofty 179 percent increase; best June sales in five years

•	Chrysler Town & Country minivan logs double-digit sales gain

•	Jeep brand sales up 23 percent; best June sales since 2007

•	Jeep Wrangler sales up 28 percent; sets all-time sales record

•	Jeep Grand Cherokee has best June sales since 2005

•	Ram pickup truck sales up 12 percent; best June sales since 2007

•	Dodge brand sales up 2 percent; best June sales since 2007

•	Dodge Avenger mid-size sedan sales up 68 percent; sets sales record for month of June

•	Dodge Challenger muscle car sets sales record for month of June

•	Dodge Journey full-size crossover logs 49 percent increase; sets sales record for month of June

•	Kelley Blue Book’s kbb.com names all-new 2013 Dodge Dart and 2012 Fiat 500 to its ‘10 Coolest New Cars Under $18,000’ list

•	Jeep Grand Cherokee SRT8 and Chrysler 300 SRT8 make Robb Report’s ‘Best of the Best: 2012’ list

•	Edmunds.com and Parents magazine select 2012 Dodge Durango among the ‘Best Family Cars of 2012’

Auburn Hills, Mich., July 3, 2012 – Chrysler Group LLC today reported U.S. sales of 144,811 units, a 20 percent increase compared with sales in June 2011 (120,394 units), and the group’s best June sales since 2007.

The Chrysler, Jeep®, Dodge, Ram Truck, and FIAT brands each posted sales increases in June compared with the same month a year ago. Chrysler Group recorded its 27th-consecutive month of year-over-year sales gains in June. Chrysler Group’s second-quarter sales were up 24 percent versus the same period last year.

The FIAT brand set a sales record for the fifth-consecutive month and the brand’s 122 percent year-over-year sales gain was the largest percentage increase of any Chrysler Group brand in June. More Fiat 500 vehicles were sold during the first six months of this year than during all of 2011.

The all-new 2013 Dodge Dart compact car has started to arrive in dealership showrooms across the country. The first sales of the highly-anticipated Dart are included in the June sales table. More than 1,000 Dodge dealers, eager to drive their first Dodge Dart back to their dealerships, converged on 12 “Dart Drive Away” events held around the country, some traveling distances greater than 500 miles to attend.

“June was another solid month for the Chrysler Group with U.S. sales up 20 percent and second-quarter sales increasing 24 percent compared with the same period in 2011,” said Reid Bigland, President and CEO – Dodge Brand and Head of U.S. Sales. “June also marked our 27th-consecutive month of year-over-year sales growth. Continuous improvement remains a key focus at Chrysler as we have steadily increased sales, improved quality, added production and created jobs.”

As the Fiat 500 was setting its June sales record, five other Chrysler Group models also posted record sales. For the third time in the last 12 months, the iconic Jeep Wrangler set an all-time monthly sales record. The Dodge brand had three record setters in June. The sporty Dodge Avenger mid-size sedan, the Dodge Challenger muscle car, and the Dodge Journey full-size crossover each set a sales record for the month of June. Rounding out the month’s pacesetters, the Chrysler 200 mid-size sedan set a sales record for the month of June.

Also contributing to Chrysler Group’s 20 percent increase was the Chrysler 300 flagship sedan with a convincing 179 percent gain. The Chrysler Town & Country minivan and Jeep Grand Cherokee each logged sales increases of more than 30 percent while the Ram pickup truck, with its 12 percent increase, recorded its 26th-consecutive month of year-over-year sales gains and best June since 2007.

Chrysler Group finished the month with a 67-days supply of inventory (358,260 units). U.S. industry sales figures for June are projected at an estimated 14.4 million units Seasonally Adjusted Annual Rate (SAAR).

June 2012 U.S. Sales Highlights by Brand

FIAT Brand

The FIAT brand continued its record-setting pace in June with another monthly sales record. The brand has now strung together five-consecutive months of record-setting monthly sales. FIAT brand sales were up 122 percent in June compared with the same month a year ago, the largest year-over-year sales gain of any Chrysler Group brand. FIAT brand sales (20,706 units) in the first half of this year have already surpassed sales during all of 2011. Sales of the Fiat 500 began in the U.S. in March last year.

The Fiat 500 took home two awards in June. The Fiat 500 Cabrio by Gucci won “Best Small Convertible of the Year” at the “Topless in Miami” convertible event held last month by the Southern Automotive Media Association (SAMA). More than 60 journalists attended this annual event. Kelley Blue Book’s kbb.com editors named the Fiat 500 as one of their “10 Coolest New Cars Under $18,000.”

Chrysler Brand

Chrysler brand sales were up 63 percent in June, the brand’s best June sales in four years and 12th-consecutive month of year-over-year sales gains. All three Chrysler models contributed to the brand’s sound sales performance led by the Chrysler 300’s 179 percent increase, the flagship sedan’s best June sales since 2007. The Chrysler 300’s triple-digit sales gain was the largest percentage increase of any Chrysler Group model in June. Sales of the Chrysler 200 mid-size sedan, the brand’s volume leader for the month, and the Chrysler Town & Country minivan each turned in double-digit sales increases in June. The 200 set a sales record for the month of June. The Chrysler 300 SRT8 last month made Robb Report’s “Best of the Best: 2012” list in the sedan category.

Jeep® Brand

Jeep brand sales were up 23 percent, the brand’s best June sales since 2007, and its 26th-consecutive month of year-over-year sales gains. The Jeep Wrangler continued its torrid sales pace setting a monthly sales record in June, the third time during the last 12 months that this iconic SUV has established an all-time sales record. Sales of the Jeep Grand Cherokee, the most awarded SUV ever, were up 39 percent, its best June sales since 2005. Jeep Liberty sales increased a healthy 50 percent, the mid-size SUV’s best June sales since 2007 and best sales month this year.

The international luxury lifestyle magazine Robb Report recently selected the Jeep Grand Cherokee SRT8 as one of the top performers in its annual “Car of the Year” competition, ranking the high-performance SUV at number nine amongst new vehicles from around the world. The Grand Cherokee SRT8 also was chosen by the magazine for the “Best of the Best: 2012” list in the SUV category. Robb Report readers were among the judges who joined the magazine’s editors and writers in driving, evaluating and ranking the “Car of the Year” and “Best of the Best” vehicles based on interior design, layout, amenities and luxury features.

Ram Truck Brand

The Ram pickup truck, Chrysler Group’s volume leader, continued on its sales roll with a 12 percent increase in June compared with the same month a year ago. It was the pickup truck’s 26th-consecutive month of year-over-year sales gains and its best June since 2007. The Ram 1500 pickup led the way with an 18 percent increase. Of the Ram 1500 sales, the regular cab pickups posted the largest percentage sales increase in June, while the quad cab trucks led in volume. The highly-versatile Ram Cargo Van, designed for small businesses and commercial fleets, posted a 272 percent increase in June compared with sales in the previous month of May. The Ram Truck brand posted its best June sales since 2007.

Dodge Brand

Dodge brand sales increased 2 percent in June, the brand’s best June sales since 2007 and its 13th-consecutive month of year-over-year sales growth. Dodge dealers in June began selling the first of the all-new 2013 Dodge Dart compact cars to arrive at their dealerships. Kelley Blue Book’s kbb.com placed the Dart at the top of its list of the “10 Coolest New Cars Under $18,000.” The Dart, the first Chrysler Group vehicle built on FIAT architecture, blends Alfa Romeo DNA with Dodge’s passion for performance and style, resulting in a groundbreaking vehicle that delivers features and benefits never before found in a compact car, all starting at $15,995 while offering up to 41 mpg highway.

Three Dodge vehicles – the Avenger, Challenger, and Journey – set sales records for the month of June. Sales of the Avenger mid-size sedan were up 68 percent, the largest year-over-year percentage sales increase of any Dodge model in June. The Dodge Journey full-size crossover turned in a robust sales performance as well. Journey sales were up 49 percent compared to the same month a year ago.

Edmunds.com and Parents magazine have selected the 2012 Dodge Durango among the “Best Family Cars of 2012.” This marks the 10th industry award for the Durango, including “Top Safety Pick” by the Insurance Institute for Highway Safety (IIHS) and “Full-size SUV of Texas” by the Texas Auto Writers Association (TAWA).

Chrysler Group LLC U.S. Sales Summary Thru June 2012
	Month Sales		Vol %	Sales CYTD		Vol %
Model	Curr Yr	Pr Yr	Change	Curr Yr	Pr Yr	Change
500	4,004	1,803	122%	20,706	4,944	319%
FIAT BRAND	4,004	1,803	122%	20,706	4,944	319%

200	10,871	7,219	51%	69,102	32,471	113%
Sebring	0	0		0	2,380	-100%
300	6,971	2,500	179%	40,801	13,681	198%
PT Cruiser	0	0		0	1,328	-100%
Town & Country	9,021	6,810	32%	57,851	46,208	25%
CHRYSLER BRAND	26,863	16,529	63%	167,754	96,068	75%

Compass	4,070	4,763	-15%	20,513	20,761	-1%
Patriot	5,590	5,840	-4%	32,707	29,153	12%
Wrangler	14,461	11,290	28%	70,871	53,236	33%
Liberty	7,892	5,252	50%	42,339	31,300	35%
Grand Cherokee	12,506	8,969	39%	75,117	54,370	38%
Commander	0	0		0	104	-100%
JEEP BRAND	44,519	36,114	23%	241,547	188,924	28%

Caliber	995	3,929	-75%	8,982	21,505	-58%
Dart	202	0	New	202	0	New
Avenger	9,404	5,605	68%	52,862	30,473	73%
Charger	8,532	7,215	18%	45,763	37,841	21%
Challenger	4,009	3,384	18%	23,451	20,161	16%
Viper	0	4	-100%	20	114	-82%
Journey	6,896	4,621	49%	36,751	27,105	36%
Caravan	10,901	10,822	1%	68,964	56,970	21%
Nitro	81	1,994	-96%	3,137	12,158	-74%
Durango	3,295	5,827	-43%	21,446	23,571	-9%
DODGE BRAND	44,315	43,401	2%	261,578	229,898	14%

Dakota	18	1,185	-98%	459	8,200	-94%
Ram P/U	23,951	21,362	12%	138,581	111,898	24%
Cargo Van	1,141	0	New	3,443	0	New
RAM BRAND	25,110	22,547	11%	142,483	120,098	19%

TOTAL CHRYSLER GROUP LLC	144,811	120,394	20%	834,068	639,932	30%

TOTAL CAR	44,988	31,659	42%	261,889	163,570	60%
TOTAL TRUCK	99,823	88,735	12%	572,179	476,362	20%